Exhibit 3.41

ARTICLES OF INCORPORATION
OF
Golden Nut Company (USA) Inc.
The undersigned hereby executes the following Articles of Incorporation for the purpose of forming a corporation under the Washington Business Corporation Act (Revised Code of Washington, Title 23B).
ARTICLE I
Name
The name of the corporation is Golden Nut Company (USA) Inc.
ARTICLE II
Effective Date
This Certificate will be effective upon filing.
ARTICLE III
Authorized Capital Stock
This corporation is authorized to issue, in the aggregate, One Million (1,000,000) shares of no par value common stock.
ARTICLE IV
Actions without Meeting
Any actions to be taken at a shareholders’ meeting may be taken without a meeting or a vote if either:
(a)    the action is taken by all shareholders entitled to vote on the action; or
(b)    the action is taken by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, and at the time the action is taken the corporation is not a public company.

ARTICLE V
No Preemptive Rights
Shareholders of this corporation shall have no preemptive rights to acquire any additional shares issued by this corporation.
ARTICLE VI
Director Liability
A director of the corporation shall not be personally liable to the corporation or it shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director; (ii) conduct which violates RCW 23B.08.310 of the Washington Business Corporation Act, pertaining to unpermitted distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE VII
Indemnification
The corporation shall indemnify its directors against all liability, damage, or expense resulting from the fact that such person is or was a director, to the maximum extend and under all circumstances permitted by law; except that the corporation shall not indemnify a director against liability, damage, or expense resulting from the director’s gross negligence.
ARTICLE VIII
Amendment
This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by statute. All rights of shareholders of the corporation and all powers of directors of the corporation are granted subject to this reservation.

ARTICLE IX
Initial Directors
The initial Board of Directors of this corporation consists of four (4) directors. The names and addresses of such directors are as follows:

Name	Address

Amir Virani	xxxx
Nizar Virani	xxxx
Alnasir Virani	xxxx
Muhammed Virani	xxxx

The initial directors shall serve until the next annual meeting of shareholders or until the election and qualification of their successors. The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified in the Bylaws of this corporation.
ARTICLE X
No Cumulative Voting
At each election of directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares of stock held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors will be permitted.
ARTICLE XI
Registered Office and Agent
A.    The street address of this corporation’s initial registered office is:
300 N. Commercial Street
Bellingham, WA 98225
B.    BD Services Corporation is the corporation’s initial registered agent at such office.

ARTICLE XII
Incorporator
The name and address of the Incorporator is as follows:

Name	Address

Jack H. Grant	300 N. Commercial Street Bellingham, WA 98225

DATED this 4th day of February, 2003

/s/ Jack H. Grant
Jack H. Grant Incorporator

CONSENT TO APPOINTMENT AS REGISTERED AGENT
BD Services Corporation does hereby consent to serve as registered agent, in the State of Washington, for the following corporation: Nuts Distributor of America Inc. I understand that as agent for the corporation, it will be my responsibility to accept service of process in the name of the corporation, to forward all mail and license renewals to the appropriate officers of the corporation; and to immediately notify the Office of the Secretary of State of my resignation or of any changes in the address of the registered office of the corporation for which I am agent.

Dated: February 4, 2003	BD Services Corporation

/s/ Debbie Nelson
Debbie Nelson, Treasurer
300 N. Commercial Street Bellingham, WA 98225

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